Morgan Stanley Third Quarter 2026 Earnings Results

Morgan Stanley Reports Net Revenues of $20.3 Billion, EPS of $3.03 and ROTCE of 22.6%

NEW YORK, October 14, 2026 – Morgan Stanley (NYSE: MS) today reported net revenues of $20.3 billion for the third quarter ended September 30, 2026 compared with $18.2 billion a year ago. Net income applicable to Morgan Stanley was $4.9 billion, or $3.03 per diluted share, compared with $4.6 billion, or $2.80 per diluted share, for the same period a year ago.1

Ted Pick, Chairman and Chief Executive Officer, said, “Morgan Stanley reported another strong quarter with net revenues of $20.3 billion, EPS of $3.03 and a ROTCE of 22.6%. The Integrated Firm is connecting the full breadth of Morgan Stanley to deliver differentiated solutions and advice for our clients. Institutional Securities benefited from global strength, led by our Equity franchise, and Wealth Management reported record revenues and added $232 billion in net new assets and $80 billion in fee-based flows. Across Wealth and Investment Management, total client assets grew to $10.5 trillion, demonstrating the scale of our platform and the strength of our franchise. We continue to invest for growth while delivering strong returns for shareholders.”

Financial Summary[2,3]
Firm ($ millions, except per share data)	3Q 2026	3Q 2025
Net revenues	$20,338	$18,224
Provision for credit losses	$148	$0
Compensation expense	$7,997	$7,442
Non-compensation expenses	$5,715	$4,754
Pre-tax income[4]	$6,478	$6,028
Net income app. to MS	$4,909	$4,610
Expense efficiency ratio[5]	67%	67%
Earnings per diluted share[1]	$3.03	$2.80
Book value per share	$68.59	$62.98
Tangible book value per share[6]	$53.96	$48.64
Return on equity	17.8%	18.0%
Return on tangible common equity[6]	22.6%	23.5%
Institutional Securities
Net revenues	$10,029	$8,523
Investment Banking	$2,159	$2,108
Equity	$5,799	$4,116
Fixed Income	$2,011	$2,169
Wealth Management
Net revenues	$9,065	$8,234
Fee-based client assets ($ billions)[7]	$3,155	$2,653
Fee-based asset flows ($ billions)[8]	$80.5	$41.9
Net new assets ($ billions)[9]	$232.4	$81.0
Loans ($ billions)	$201.1	$173.9
Investment Management
Net revenues	$1,459	$1,651
AUM ($ billions)[10]	$2,046	$1,807
Long-term net flows ($ billions)[11]	$15.8	$17.9

Highlights
•The Firm reported strong net revenues of $20.3 billion and pre-tax income of $6.5 billion demonstrating the continued momentum of our Integrated Firm.4
•The Firm delivered a strong ROTCE of 22.6%.2,6
•The expense efficiency ratio was 66% year to date, demonstrating operating leverage while we continued to invest in our businesses.3,5,12
•The Standardized Common Equity Tier 1 capital ratio was 14.9%.13
•Institutional Securities reported net revenues of $10.0 billion reflecting strong performance in Equity driven by client engagement and strength in Advisory.
•Wealth Management delivered record net revenues of $9.1 billion on robust asset management fees and higher net interest income, generating a pre-tax margin of 30.4%.14 The business attracted net new assets of $232 billion and fee-based flows of $80 billion for the quarter.8,9
•Investment Management results reflect net revenues of $1.5 billion, primarily driven by asset management fees on higher average AUM.10 The quarter included positive long-term net flows of $15.8 billion.11

Media Relations: Wesley McDade 212-761-2430 Investor Relations: Leslie Bazos 212-761-5352

Third Quarter Results

Institutional Securities

Institutional Securities reported net revenues of $10.0 billion compared with $8.5 billion a year ago. Pre-tax income was $3.5 billion compared with $3.2 billion a year ago.4

Investment Banking net revenues up 2%:

•Advisory revenues increased from a year ago on higher completed M&A activity in the Americas.

•Equity underwriting revenues decreased from a year ago on lower IPOs and blocks, partially offset by higher follow-on offerings.

•Fixed income underwriting revenues were modestly lower than the prior year period reflecting continued strength in investment grade and non-investment grade issuances.

Equity net revenues up 41%:

•Equity net revenues increased on strong performance across businesses and regions driven by client engagement and strength in Asia.

Fixed Income net revenues down 7%:

•Fixed Income net revenues decreased from a year ago primarily due to declines in credit on lower performance in securitized products and in commodities on lower structured activity.

Other:

•Other net revenues decreased from a year ago primarily due to higher funding costs, partially offset by lower mark-to-market losses on corporate loans, inclusive of hedges.

($ millions)	3Q 2026	3Q 2025
Net Revenues	$10,029	$8,523

Investment Banking	$2,159	$2,108
Advisory	$887	$684
Equity underwriting	$525	$652
Fixed income underwriting	$747	$772

Equity	$5,799	$4,116
Fixed Income	$2,011	$2,169
Other	$60	$130

Provision for credit losses	$141	$1

Total Expenses	$6,416	$5,340
Compensation	$2,632	$2,422
Non-compensation	$3,784	$2,918

Provision for credit losses:

•Provision for credit losses in the quarter was primarily driven by growth in our corporate and secured lending portfolios. The quarter also included charge-offs of $105 million related to certain corporate and commercial real estate loans which had been largely provisioned for in prior quarters.

Total Expenses:

•Compensation expense increased from a year ago primarily driven by higher revenues.

•Non-compensation expenses increased from a year ago primarily driven by higher execution-related expenses and increased technology spend.

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Wealth Management
Wealth Management reported record net revenues of $9.1 billion compared with $8.2 billion a year ago. Record pre-tax income of $2.8 billion resulted in a pre-tax margin of 30.4%.4,14 Record net new assets were $232 billion, with just over half associated with IPO-related flows.9 Fee-based flows were $80 billion, demonstrating continued strength in our Advisor-led channel, and included a new corporate retirement mandate.8

Net revenues up 10%:
•Record asset management revenues increased from a year ago on asset growth primarily driven by higher market levels and the cumulative impact of strong fee-based flows.8
•Transactional revenues increased from a year ago excluding the impact of mark-to-market gains on investments associated with DCP in the prior year quarter which are no longer presented in net revenues.15 The increase was driven by continued client engagement supported by the breadth of our product offering.
•Net interest income increased from a year ago primarily driven by the cumulative impact of lending growth and higher average sweep deposits.
Total Expenses:
•Compensation expense increased from a year ago primarily driven by higher compensable revenues.
•Non-compensation expenses increased from a year ago primarily driven by higher technology spend and marketing and business development expenses.

($ millions)	3Q 2026	3Q 2025
Net Revenues	$9,065	$8,234
Asset management	$5,544	$4,789
Transactional[16]	$1,166	$1,308
Net interest	$2,228	$1,991
Other	$127	$146
Provision for credit losses	$7	$(1)
Total Expenses	$6,304	$5,736
Compensation	$4,860	$4,388
Non-compensation	$1,444	$1,348

Investment Management
Investment Management reported net revenues of $1.5 billion compared with $1.7 billion a year ago. Pre-tax income was $259 million compared with $364 million a year ago.4
Net revenues down 12%:
•Asset management and related fees increased from a year ago on higher average AUM driven by the cumulative impact of positive flows and higher market levels.10
•Performance-based income and other revenues decreased from a year ago, driven by the reversal of accrued carried interest related primarily to certain investments in one of our private funds.

Total Expenses:
•Compensation expense decreased from a year ago primarily due to lower compensation associated with carried interest.
•Non-compensation expenses increased from a year ago primarily driven by higher brokerage and clearing expenses and increased technology spend.

($ millions)	3Q 2026	3Q 2025
Net Revenues	$1,459	$1,651
Asset management and related fees	$1,565	$1,534
Performance-based income and other	$(106)	$117
Total Expenses	$1,200	$1,287
Compensation	$505	$632
Non-compensation	$695	$655

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Other Matters

•The Firm repurchased $1.5 billion of its outstanding common stock during the quarter as part of its Share Repurchase Program.

•The Board of Directors declared a $1.15 quarterly dividend per share payable on November 13, 2026 to common shareholders of record on October 30, 2026.

•The effective tax rate for the current quarter was 23.3%.

	3Q 2026	3Q 2025
Common Stock Repurchases
Repurchases ($MM)	$1,540	$1,085
Number of Shares (MM)	7	7
Average Price	$212.74	$145.77
Period End Shares (MM)	1,565	1,591
Effective Tax Rate	23.3%	22.8%
Capital[17]
Standardized Approach
CET1 capital[13]	14.9%	15.1%
Tier 1 capital[13]	16.6%	16.9%
Advanced Approach
CET1 capital[13]	16.3%	15.7%
Tier 1 capital[13]	18.1%	17.6%
Leverage-based capital
Tier 1 leverage[18]	5.9%	6.8%
SLR[19]	4.8%	5.5%

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Morgan Stanley (NYSE: MS) is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services. With offices in 42 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals. For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows. Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the financial supplement. Both the earnings release and the financial supplement are available online in the Investor Relations section at www.morganstanley.com.

NOTICE:

The information provided herein and in the financial supplement, including information provided on the Firm’s earnings conference calls, may include certain non-GAAP financial measures. The definition of such measures or reconciliation of such measures to the comparable U.S. GAAP figures are included in this earnings release and the financial supplement, both of which are available on www.morganstanley.com.

This earnings release may contain forward-looking statements, including the attainment of certain financial and other targets, objectives and goals. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations, assumptions, interpretations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the Firm, please see “Forward-Looking Statements” preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Risk” in Part II, Item 7A in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2025 and other items throughout the Form 10-K, the Firm’s Quarterly Reports on Form 10-Q and the Firm’s Current Reports on Form 8-K, including any amendments thereto.

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1 Includes preferred dividends related to the calculation of earnings per share for the third quarter of 2026 and 2025 of approximately $158 million and $160 million, respectively.
2 The Firm prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (U.S. GAAP). From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. The Securities and Exchange Commission defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial position, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with U.S. GAAP. Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to analysts, investors and other stakeholders in order to provide them with greater transparency about, or an alternative method for assessing our financial condition, operating results, or capital adequacy. These measures are not in accordance with, or a substitute for U.S. GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable U.S. GAAP financial measure.
3 Our earnings releases, earnings conference calls, financial presentations and other communications may also include certain metrics which we believe to be useful to us, analysts, investors, and other stakeholders by providing further transparency about, or an additional means of assessing, our financial condition and operating results.
4 Pre-tax income represents income before provision for income taxes.
5 The expense efficiency ratio represents total non-interest expenses as a percentage of net revenues.
6 Tangible common equity is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to allow comparability of period-to-period operating performance and capital adequacy. Tangible common equity represents common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction. The calculation of return on average tangible common equity, also a non-GAAP financial measure, represents full year or annualized net income applicable to Morgan Stanley less preferred dividends as a percentage of average tangible common equity. The calculation of tangible book value per common share, also a non-GAAP financial measure, represents tangible common shareholder’s equity divided by common shares outstanding.
7 Wealth Management fee-based client assets represent the amount of assets in client accounts where the basis of payment for services is a fee calculated on those assets.
8 Wealth Management fee-based asset flows include net new fee-based assets (including asset acquisitions), net account transfers, dividends, interest, and client fees, and exclude institutional cash management related activity.
9 Wealth Management net new assets represent client asset inflows, including interest, dividends and asset acquisitions, less client asset outflows, and exclude the impact of business combinations/divestitures and the impact of fees and commissions.
10 AUM is defined as assets under management or supervision.
11 Long-term net flows include the Equity, Fixed Income and Alternative and Solutions asset classes and excludes the Liquidity and Overlay Services asset class. During the first quarter of 2026, certain changes were made to the presentation of Investment Management AUM classifications and Net Flows. These changes had no impact on Total AUM and were made to more closely align reporting with underlying investment strategies and to conform reporting of Net Flows, excluding distributions, which for long-term products were $3 billion and $2 billion for the quarters ended September 30, 2026 and September 30, 2025, respectively, with the relevant presentations in our SEC Forms 10-K and 10-Q. For additional information, please refer to the Addendums in the Firm’s first quarter 2026 financial supplement and in "Management’s Discussion and Analysis of Financial Condition and Results of Operations – Investment Management" in the Firm's Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 available online in the Investor Relations section at www.morganstanley.com.

12 During the first quarter of 2026, as a result of a March workforce management action, we recognized severance costs of $178 million in Compensation and benefits expense. The workforce management action was related to an effort to improve operational efficiency and manage performance, rather than a change in strategy or exit of businesses. The action occurred across our business segments and geographic regions and impacted approximately 2% of our global workforce at that time. We recorded severance costs of $94 million in the Institutional Securities business segment, $61 million in the Wealth Management business segment, and $23 million in the Investment Management business segment. These costs were incurred across all regions, with the majority in the Americas.
13 CET1 capital is defined as Common Equity Tier 1 capital. The Firm’s risk-based capital ratios are computed under each of the (i) standardized approaches for calculating credit risk and market risk risk‐weighted assets (RWAs) (the “Standardized

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Approach”) and (ii) applicable advanced approaches for calculating credit risk, market risk and operational risk RWAs (the “Advanced Approach”). For information on the calculation of regulatory capital and ratios, and associated regulatory requirements, please refer to "Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Regulatory Requirements" in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2025.
14 Pre-tax margin represents income before provision for income taxes divided by net revenues.
15 “DCP” refers to certain employee deferred cash-based compensation programs. Please refer to "Management’s Discussion and Analysis of Financial Condition and Results of Operations – Other Matters – Deferred Cash-Based Compensation” in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2025.

Beginning in the first quarter of 2026, hedges for Wealth Management DCP awards were primarily transitioned to derivative instruments with changes in fair value recorded in compensation expense or in other comprehensive income within shareholder's equity and later reclassified to compensation expense in the same period as the related DCP award vests. As a result, the Firm no longer presents non-GAAP measures of net revenues and compensation expense excluding DCP. Wealth Management net revenues included mark-to-market gains associated with DCP of $206 million in the third quarter of 2025.
16 Wealth Management transactional revenues include investment banking, trading, and commissions and fee revenues.
17 Capital ratios are estimates as of the press release date, October 14, 2026 and are subject to change in the Firm's Quarterly Report on Form 10-Q for the quarter ended September 30, 2026.
18 The Tier 1 leverage ratio is a leverage-based capital requirement that measures the Firm’s leverage. Tier 1 leverage ratio utilizes Tier 1 capital as the numerator and average adjusted assets as the denominator.
19 The Firm’s supplementary leverage ratio (SLR) utilizes a Tier 1 capital numerator of approximately $98.7 billion and $91.0 billion, and supplementary leverage exposure denominator of approximately $2.04 trillion and $1.66 trillion, for the third quarter of 2026 and 2025, respectively.

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Consolidated Income Statement Information
(unaudited, dollars in millions)
	Quarter Ended			Percentage Change From:		Nine Months Ended		Percentage Change
	Sep 30, 2026	Jun 30, 2026	Sep 30, 2025	Jun 30, 2026	Sep 30, 2025	Sep 30, 2026	Sep 30, 2025

Revenues:
Investment banking	$2,361	$2,651	$2,266	(11%)	4%	$7,301	$5,621	30%
Trading	5,601	6,723	5,020	(17%)	12%	19,054	14,876	28%
Investments	(39)	226	374	*	*	333	1,131	(71%)
Commissions and fees	1,667	1,833	1,473	(9%)	13%	5,190	4,379	19%
Asset management	7,254	6,912	6,441	5%	13%	20,896	18,357	14%
Other	244	223	159	9%	53%	759	1,200	(37%)
Total non-interest revenues	17,088	18,568	15,733	(8%)	9%	53,533	45,564	17%
Interest income	16,188	15,902	15,456	2%	5%	47,363	44,109	7%
Interest expense	12,938	13,122	12,965	(1%)	—%	38,630	36,918	5%
Net interest	3,250	2,780	2,491	17%	30%	8,733	7,191	21%
Net revenues	20,338	21,348	18,224	(5%)	12%	62,266	52,755	18%
Provision for credit losses	148	98	—	51%	*	344	331	4%
Non-interest expenses:
Compensation and benefits	7,997	8,187	7,442	(2%)	7%	24,726	22,153	12%
Non-compensation expenses:
Brokerage, clearing and exchange fees	1,467	1,464	1,141	—%	29%	4,187	3,551	18%
Information processing and communications	1,302	1,203	1,119	8%	16%	3,653	3,258	12%
Professional services	700	680	685	3%	2%	1,982	2,070	(4%)
Occupancy and equipment	502	482	473	4%	6%	1,467	1,381	6%
Marketing and business development	347	401	280	(13%)	24%	1,058	815	30%
Other	1,397	1,485	1,056	(6%)	32%	4,012	3,002	34%
Total non-compensation expenses	5,715	5,715	4,754	—%	20%	16,359	14,077	16%
Total non-interest expenses	13,712	13,902	12,196	(1%)	12%	41,085	36,230	13%
Income before provision for income taxes	6,478	7,348	6,028	(12%)	7%	20,837	16,194	29%
Provision for income taxes	1,509	1,695	1,373	(11%)	10%	4,577	3,593	27%
Net income	$4,969	$5,653	$4,655	(12%)	7%	$16,260	$12,601	29%
Net income applicable to noncontrolling interests	60	72	45	(17%)	33%	203	137	48%
Net income applicable to Morgan Stanley	4,909	5,581	4,610	(12%)	6%	16,057	12,464	29%
Preferred stock dividends	158	145	160	9%	(1%)	459	465	(1%)
Earnings applicable to Morgan Stanley common shareholders	$4,751	$5,436	$4,450	(13%)	7%	$15,598	$11,999	30%

Notes:
–In the periods prior to 2026, the Firm presented non-GAAP financial measures to adjust net revenues and compensation expense for mark-to-market gains and losses on deferred cash-based compensation plans (DCP). Firm net revenues excluding DCP, which represents a non‐GAAP financial measure, were: 3Q25: $17,976 million, 3Q25 YTD: $52,279 million. Firm compensation expenses excluding DCP, which represents a non‐GAAP financial measure, were: 3Q25: $7,142 million, 3Q25 YTD: $21,484 million.
–Beginning in the first quarter of 2026, the Firm utilizes derivatives to hedge certain DCP awards and as a result will no longer present non-GAAP financial measures excluding DCP.
–The End Notes are an integral part of this presentation. Refer to pages 12 - 18 of the Financial Supplement for Definition of U.S. GAAP to Non-GAAP Measures, Definitions of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations, and Legal Notice.
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Consolidated Financial Metrics, Ratios and Statistical Data
(unaudited)
	Quarter Ended			Percentage Change From:		Nine Months Ended		Percentage Change
	Sep 30, 2026	Jun 30, 2026	Sep 30, 2025	Jun 30, 2026	Sep 30, 2025	Sep 30, 2026	Sep 30, 2025

Financial Metrics:

Earnings per basic share	$3.07	$3.50	$2.83	(12%)	8%	$10.03	$7.61	32%
Earnings per diluted share	$3.03	$3.46	$2.80	(12%)	8%	$9.93	$7.53	32%

Return on average common equity	17.8%	20.7%	18.0%			19.8%	16.5%
Return on average tangible common equity	22.6%	26.6%	23.5%			25.4%	21.6%

Book value per common share	$68.59	$67.80	$62.98			$68.59	$62.98
Tangible book value per common share	$53.96	$53.18	$48.64			$53.96	$48.64

Financial Ratios:

Pre-tax margin	32%	34%	33%			33%	31%
Compensation and benefits as a % of net revenues	39%	38%	41%			40%	42%
Non-compensation expenses as a % of net revenues	28%	27%	26%			26%	27%
Firm expense efficiency ratio	67%	65%	67%			66%	69%
Effective tax rate	23.3%	23.1%	22.8%			22.0%	22.2%

Statistical Data:

Period end common shares outstanding (millions)	1,565	1,572	1,591	—%	(2%)
Average common shares outstanding (millions)
Basic	1,548	1,554	1,571	—%	(1%)	1,554	1,577	(1%)
Diluted	1,566	1,569	1,590	—%	(2%)	1,571	1,594	(1%)
Worldwide employees	83,728	82,944	82,398	1%	2%

The End Notes are an integral part of this presentation. Refer to pages 12 - 18 of the Financial Supplement for Definition of U.S. GAAP to Non-GAAP Measures, Definitions of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations, and Legal Notice.
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